INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 33-16802 of MEDIQ Incorporated on Form S-8 of our report on the financial statements of the MEDIQ Incorporated Employees' Savings Plan dated June 19, 1998, appearing in the transition report on Form 11-K of MEDIQ Incorporated Employees' Savings Plan forthe transition period from October 1, 1997 to December 31, 1997.


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 26, 1998